Exhibit 99.1

HarborOne Bancorp, Inc. Announces 2021 Third Quarter Earnings

Contact: Linda Simmons, EVP, CFO

Brockton, Massachusetts (October 26, 2021): HarborOne Bancorp, Inc. (the “Company” or “HarborOne”) (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), announced net income of $12.3 million, or $0.24 per diluted share, for the third quarter of 2021, compared to $14.3 million, or $0.27 per diluted share, for the preceding quarter and $11.9 million, or $0.22 per diluted share, for the same period last year. For the nine months ended September 30, 2021, net income was $45.9 million, or $0.88 per diluted share, compared to $27.2 million, or $0.50 per diluted share, for the same period last year.

Selected Third Quarter Financial Highlights:

●	Commercial loan growth of $52.8 million, or 2.6%, excluding U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans.
●	Recorded a reversal of provision of $1.6 million, reflecting continued positive pandemic and economic trends.
●	Second share repurchase program completed at an average cost of $14.09 per share, third share repurchase program approved.
●	Cost of funds continue to decline, decreasing 4 basis points.

“We continue to make steady progress against our plan despite market challenges including an ultra-competitive rate environment, tight labor market, and the ongoing impact of COVID-19. I’m incredibly proud of our team for continuing to deliver in these tough times,” said Jim Blake, CEO.”  “We’re very excited with our recently announced expansion into Brighton, Brookline, and Cambridge as we continue to make investments in building out our greater Boston footprint. We look forward to the opportunities this expansion will provide for our customers and the business,” added Joe Casey, President and COO.

Net Interest Income

The Company’s net interest and dividend income was $32.8 million for the quarter ended September 30, 2021, up $273,000, or 0.8%, from $32.5 million for the quarter ended June 30, 2021 and up $1.6 million, or 5.2%, from $31.2 million for the quarter ended September 30, 2020. The tax equivalent interest rate spread and net interest margin were 2.97% and 3.08%, respectively, for the quarter ended September 30, 2021, compared to 2.93% and 3.06%, respectively, for the quarter ended June 30, 2021, and 2.87% and 3.09%, respectively, for the quarter ended September 30, 2020. Net interest margin and the tax equivalent interest rate spread continue to be impacted by low interest rates, elevated loan prepayments, and the recognition of deferred fees on PPP loan forgiveness. The continued favorable repricing of deposits was partially offset by the decrease in the yield on interest-earning assets. Additionally, effective September 30, 2021, $20.0 million in Federal Home Loan Bank of Boston (“FHLB”) borrowings with an average cost of 3.5% were prepaid, with a penalty of $1.1 million included in noninterest expense.  Although interest rates may begin to rise moving into 2022, the positive impact of the recognition of deferred loan fees on PPP loan forgiveness will diminish, resulting in continued margin pressure.

The quarter-over-quarter increase in net interest and dividend income included a decrease of $79,000, or 0.2%, in total interest and dividend income and a decrease of $352,000, or 10.5%, in total interest expense. The decrease in total interest and dividend income primarily reflected a $31.0 million decrease in average interest-earning assets and a 2-basis point decrease in the yield on average interest-earning assets. The yield on loans was 3.91% for the quarter ended September 30, 2021, down from 4.00% for the quarter ended June 30, 2021, as new loan originations have lower interest rates. The yield on loans continues to be impacted by the recognition of deferred fees due to PPP loan forgiveness, accretion income and prepayment penalties, although the recent uptick in rates is expected to lessen the impact from these yield adjustments in the future. The three months ended September 30, 2021 and June 30, 2021 include the recognition of deferred fees on PPP loans in the amount of $1.9 million and $1.3 million, respectively. Most of the remaining $2.1 million in deferred PPP loan fees are expected to be recognized in the fourth quarter of 2021 as the loans are forgiven. Interest on loans in the third quarter included $675,000 in accretion income from the fair value discount on loans acquired in connection with the merger with Coastway Bancorp, Inc. and $436,000 in prepayment penalties on commercial loans. Accretion income and prepayment penalties in the preceding quarter were $1.0 million and $244,000, respectively.

The quarter-over-quarter decrease in total interest expense primarily reflected a decrease in interest rates, resulting in a 4-basis point decrease in the cost of interest-bearing deposits. The mix of deposits continues to shift as customers move to more liquid options. The average balance of certificate of deposit accounts decreased quarter over quarter by $19.4 million, while the average balance of non-certificate accounts increased $49.0 million from the preceding quarter. Average FHLB advances decreased $12.4 million, and the cost of those funds decreased 17 basis points, resulting in a decrease of $100,000 in interest expense on FHLB borrowings.

The increase in net interest and dividend income from the prior year quarter reflected a decrease of $2.9 million, or 48.9%, in total interest expense, partially offset by a $1.2 million, or 3.3%, decrease in total interest and dividend income. The decreases reflect rate and volume changes in both interest-bearing assets and liabilities. The cost of interest-bearing liabilities decreased 41 basis points while the average balance increased $110.2 million. The yield on interest-earning assets decreased 31 basis points while the average balance increased $212.6 million.

Noninterest Income

Total noninterest income increased $307,000, or 1.4%, to $22.0 million for the quarter ended September 30, 2021, from $21.7 million for the quarter ended June 30, 2021. Mortgage loan demand remained strong; although refinancing activity continued to slow, purchase originations increased. Mortgage loan closings of $604.9 million resulted in a gain on loan sales of $12.8 million for the quarter ended September 30, 2021, as compared to $638.8 million in mortgage closings and $14.3 million in gain on sales for the preceding quarter. The locked residential mortgage pipeline decreased $125.9 million and negatively impacted the fair value of the derivative mortgage commitments recorded through the gain on loan sales. The change in the fair value of derivatives included in mortgage banking income was a negative $833,000 for the three months ended September 30, 2021 as compared to a negative $5.3 million for the three months ended June 30, 2021.

The net impact to mortgage servicing rights values was a decrease of $992,000 and $2.6 million for the three months ended September 30, 2021 and June 30, 2021, respectively. The change in the fair value of mortgage servicing rights positively impacted mortgage banking income; however, it was offset by the impact of residential mortgage loan payoffs. The fair value of the mortgage servicing rights increased $621,000 for the three months ended September 30, 2021, as compared to a $1.1 million decrease for the three months ended June 30, 2021. The 10-year Treasury Constant Maturity rate increased 7 basis points in the third quarter of 2021 and decreased 29 basis points in the second quarter of 2021.The change in the fair value of the mortgage servicing rights is generally consistent with the change in the 10-year Treasury Constant Maturity rate. As interest rates rise and prepayment speeds slow, mortgage servicing rights values tend to increase; conversely, as interest rates fall and prepayment speeds quicken mortgage servicing rights values tend to decrease. The negative impact on mortgage servicing rights when rates fall in the future may be muted, as mortgage servicing rights originated during the second half of 2020 were at historically low rates. Residential mortgage loan payoffs resulted in a decrease of mortgage servicing rights values in the amount of $1.6 million and $1.5 million for the three months ended September 30, 2021 and June 30, 2021, respectively.

Deposit account fees increased $112,000, or 2.5%, to $4.7 million for the quarter ended September 30, 2021, from $4.5 million for the quarter ended June 30, 2021.

Total noninterest income decreased $22.4 million, or 50.5%, as compared to the quarter ended September 30, 2020, primarily due to a $22.5 million, or 59.0%, decrease in mortgage banking income, driven by the decrease in loan closings and narrowing gain-on-sale margins in 2021. The decrease in mortgage banking income was offset by a $1.2 million increase in deposit account fees as deposit fees were reinstated in 2021.

Noninterest Expense

Total noninterest expenses were $39.3 million for the quarter ended September 30, 2021, an increase of $676,000, or 1.8%, from the quarter ended June 30, 2021, primarily driven by the $1.1 million prepayment penalty on Federal Home Loan Bank borrowings, partially offset by a $386,000 decrease in compensation and benefits and a $73,000 decrease in loan expense. Both decreases reflect the decrease in residential mortgage loan closings at HarborOne Mortgage, LLC (“HarborOne Mortgage”). During the third quarter, HarborOne Mortgage closed its New Jersey office, as management continues to respond to declining mortgage origination volume with strategic expense reduction.

Total noninterest expenses decreased $6.4 million, or 14.1%, from the quarter ended September 30, 2020. Compensation and benefits decreased $5.1 million and loan expenses decreased $1.8 million, consistent with the decrease in residential mortgage loan closings.

Income Tax Provision

The effective tax rate was 28.6% for the quarter ended September 30, 2021, compared to 28.3% for the quarter ended June 30, 2021 and 27.7% for the quarter ended September 30, 2020.

Provision for Loan Losses and Asset Quality

The Company recorded a reversal of provision for loan losses of $1.6 million for the quarter ended September 30, 2021, compared to a reversal of provision of $4.3 million for the quarter ended June 30, 2021 and a provision for loan losses of $13.5 million for the quarter ended September 30, 2020. The allowance for loan losses was $48.0 million, or 1.39% of total loans at September 30, 2021, compared to $51.3 million, or 1.50% of total loans at June 30, 2021 and $49.2 million, or 1.40% of total loans at September 30, 2020. Changes in the provision for loan losses are based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, and ongoing evaluation of credit quality and current economic conditions.

The provision for loan losses for the quarter ended September 30, 2021 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial and residential loan growth, and a $5.0 million specific reserve on one commercial real estate credit. These items, combined with adjustments for positive economic and pandemic trends of $4.8 million, resulted in a $1.6 million negative provision. The provision for loan losses for the quarter ended June 30, 2021 included adjustments based on our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, an increase of general reserve allocation on jumbo residential mortgage loans and a $1.5 million specific reserve on one commercial credit. Positive economic and pandemic trends also resulted in a $6.4 million negative provision for COVID-19. The provision for loan losses for the quarter ended September 30, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, and a $10.7 million provision directly related to the estimate of inherent losses resulting from the impact of the COVID-19 pandemic.

In estimating the provision for the COVID-19 pandemic, management considered economic factors, including unemployment rates and the interest rate environment, the volume and dollar amount of requests for payment deferrals, and the loan risk profile of each loan type. Positive economic trends, vaccination rates, and COVID-19 cases, low delinquency levels, and status of deferred loans resulted in management reducing the provision related to the COVID-19 pandemic in the third quarter of 2021 with a reversal of provision of $4.8 million. Similar trends resulted in management reducing provisions related to the COVID-19 pandemic in the second quarter of 2021 with a reversal of provision of $6.4 million.

Management continues to evaluate our loan portfolio, particularly the commercial loan portfolio, in light of current economic conditions, the mitigating effects of government stimulus, and loan modification efforts designed to limit the long-term impacts of the COVID-19 pandemic. Our commercial loan portfolio is diversified across many sectors and is largely secured by commercial real estate loans, which make up 73.5% of the total commercial loan portfolio. Management initially identified six sectors as the most susceptible to increased credit risk as a result of the COVID-19 pandemic: retail, office space, hotels, health and social services, restaurants, and recreation. In the second quarter of 2021, as part of ongoing monitoring of the at-risk sectors, management determined that the health and social services sector no longer presents an additional risk from the impact of the COVID-19 pandemic as borrowers in this sector have returned to pre-pandemic revenue and profitability levels. Health and social services operations supported by first-round PPP loans have a 100% forgiveness rate. Further, over the last eight quarters, the sector has experienced a positive migration in obligor risk ratings and no watch or substandard credits, and delinquency in the sector is currently zero. The total loan portfolio of the remaining five commercial sectors identified as at risk totaled $751.0 million at September 30, 2021, which represents 35.1% of the commercial loan portfolio. The five currently identified at-risk sectors include $630.4 million in commercial real estate loans, $75.8 million in commercial and industrial loans, and $44.8 million in commercial construction loans. Non-performing loans included in the at-risk sectors amounted to $18.3 million at September 30, 2021, of which $9.1 million was included in the hotels sector and $8.8 million was included in the office sector.

As of September 30, 2021, the retail sector was $266.8 million, or 12.5% of total commercial loans, and included $219.3 million in commercial real estate loans, $28.9 million in commercial and industrial loans, and $18.6 million in commercial construction loans. There are no active deferrals for loans in this sector or PPP loans. We originated $6.0 million loans during the third quarter that are within the retail sector.

As of September 30, 2021, the office space sector was $214.2 million, or 10.0% of total commercial loans, and included $199.3 million in commercial real estate loans, $14.0 million in commercial and industrial loans, and $854,000 in commercial construction loans. There are no active deferrals for loans and one expired deferral, in the amount of $515,000 is delinquent and on nonaccrual. No PPP loans were originated in this sector. We originated $1.4 million loans during the third quarter that are within the office space sector and there were $4.5 million in advances on existing loans. The Bank is the lead bank in a commercial real estate credit secured by office space that was downgraded and placed on nonaccrual during the third quarter of 2021. The Bank’s portion of this credit has a recorded net book value of $8.8 million, and a specific reserve of $5.0 million was recorded.

As of September 30, 2021, the hotel sector was $193.7 million, or 9.1% of total commercial loans, and included $182.6 million in commercial real estate loans, $2.0 million in commercial and industrial loans, and $9.0 million in commercial construction loans. PPP loans included in the sector totaled $31,000. Active deferrals for loans in this sector had outstanding principal balances of $7.7 million, and one loan with an outstanding principal balance of $242,000 had an expired deferral period and is greater than 30 days delinquent. At September 30, 2021, nonperforming loans included in the hotel sector amount to $9.1 million. The non-accrual loan amounted to $9.1 million with a deferral period that expired in the third quarter of 2021, however it was determined in the fourth quarter of 2020 that weaknesses in the borrower’s credit warranted a downgrade to substandard and nonaccrual status. A specific reserve of $1.8 million has been allocated to this loan. The Bank is receiving payments of interest only on its pro rata share of the loan in accordance with a forbearance agreement, in part through a non-revolving line of credit provided solely by the lead bank. The Bank sold a nonperforming loan that was included in the hotel sector in the third quarter of 2021. The loan had a $3.3 million net book value at the time of sale and total a charge-offs on the credit amounted to $1.3 million, $157,000 of which was taken in the third quarter of 2021.

As of September 30, 2021, the restaurant sector amounted to $57.9 million, or 2.7% of total commercial loans, including $313,000 in PPP loans. There were no active deferrals in this sector and expired deferrals are paying as expected. The recreation sector amounted to

$18.5 million, or 0.9% of total commercial loans, including $3,000 in PPP loans. There are no active deferrals for loans in this sector and expired deferrals are paying as expected.

We provided access to the PPP to both our existing customers and new customers, to ensure small businesses in the communities we serve have access to this important lifeline for their businesses. No PPP loans were originated in the third quarter and forgiveness was processed on $50.9 million loans. We have processed forgiveness on approximately 98% of PPP loans executed in 2020, with a success rate above 99%, and we have processed forgiveness on approximately 50% of the PPP loans executed in 2021. As of September 30, 2021, outstanding PPP loans amounted to $54.3 million and there was $2.1 million in deferred processing fee income. We expect to complete the forgiveness process on most of the remaining PPP loans by year end.

We are also working with commercial loan customers that may need payment deferrals or other accommodations to keep their loans out of default through the COVID-19 pandemic. As of September 30, 2021, we have two active payment deferrals on commercial loans with a total principal balance of $7.7 million, or 0.4% of total commercial loans, both of which are loans included in an at-risk sector. As of September 30, 2021, 96.8% of the commercial deferrals have expired and the borrower is making payments as agreed, 0.3% of the commercial deferrals have expired and the borrower is delinquent, and 2.9% are in active deferral period. The active commercial deferrals are scheduled to expire during 2021. We are no longer providing deferrals under the Coronavirus Aid Relief and Economic Security Act but continue to consider accommodations in the normal course of business.

The residential loan and consumer loan portfolios have not experienced significant credit quality deterioration as of September 30, 2021; however, the continuing impact and uncertain nature of the COVID-19 pandemic may result in increases in delinquencies, charge-offs and loan modifications in these portfolios through the remainder of 2021. As of September 30, 2021, we had one active payment deferrals on residential mortgage loans with a total principal balance of $177, 000. As of September 30, 2021, 97.8% of the deferrals have expired and are paying as agreed, 1.8% have expired and are delinquent and 0.5% are in active deferral periods. We have no active payment deferrals on consumer loans and 98.4% of the consumer loan deferrals have expired and are paying as agreed. Requests for additional extensions on residential mortgage loans and consumer loans were not significant as of September 30, 2021.

Net charges-offs totaled $1.7 million for the quarter ended September 30, 2021, or 0.19% of average loans outstanding on an annualized basis. During the third quarter, there was a $1.5 million charge-off on a single credit previously reserved for in the second quarter of 2021. Net recoveries totaled $175,000, or 0.02% of average loans outstanding on an annualized basis, for the quarter ended June 30, 2021 and net charge-offs totaled $338,000, or 0.04% of average loans outstanding on an annualized basis, for the quarter ended September 30, 2020.

Credit quality performance has remained strong with total nonperforming assets of $36.5 million at September 30, 2021, compared to $32.7 million at June 30, 2021 and $41.0 million at September 30, 2020. Nonperforming assets as a percentage of total assets were 0.80% at September 30, 2021, 0.71% at June 30, 2021, and 0.93% at September 30, 2020. During the third quarter of 2021, a nonperforming commercial real estate loan with a $3.3 million net book value was sold and a charge-off of $157,000 was recorded. As noted above, a commercial real estate credit secured by office space was downgraded and placed on nonaccrual. The Bank’s 56% portion has a recorded net book value of $8.8 million and a specific reserve of $5.0 million was recorded in the third quarter.

Balance Sheet

Total assets decreased $49.3 million, or 1.1%, to $4.57 billion at September 30, 2021 from $4.62 billion at June 30, 2021. The decrease primarily reflects a decrease of $97.3 million in short-term investments and a $26.8 million decrease in loans held for sale, partially offset by increases of $41.3 million in net loans and $36.7 million in securities available for sale. Short-term investments were used to pay down FHLB borrowings and purchase securities available for sale.

Net loans increased $41.3 million, or 1.2%, to $3.41 billion at September 30, 2021 from $3.37 billion at June 30, 2021. The net increase in loans for the three months ended September 30, 2021 was primarily due to increases in residential mortgage loans of $64.3 million commercial construction loans of $45.1 million and commercial real estate loans of $11.4 million, partially offset by decreases in commercial and industrial loans of $52.7 million and consumer loans of $30.2 million. The decrease in commercial and industrial loans is primarily due to forgiveness of PPP loans during the quarter. Excluding the change in PPP loans, total commercial loans increased $52.8 million, primarily due to an increase in commercial construction loans. The allowance for loan losses was $48.0 million at September 30, 2021 and $51.3 million at June 30, 2021, the change primarily reflecting a negative $1.6 million provision for loan losses and $1.7 million in net loan charge-offs recorded in the third quarter.

Total deposits was $3.69 billion at September 30, 2021 and June 30, 2021. Compared to the prior quarter, non-certificate accounts increased $28.8 million and term certificate accounts decreased $22.7 million. FHLB borrowings decreased $31.8 million, or 36.3%, to $55.7 million at September 30, 2021 from $87.5 million at June 30, 2021. During the third quarter FHLB borrowings of $20.0 million were prepaid resulting in a $1.1 million prepayment penalty.

As previously announced, the Bank has agreed to acquire the leases to four East Boston Savings Bank branches being divested as part of the acquisition of East Boston Savings Bank by Rockland Trust Company. The transaction is subject to a number of contingencies and is expected to close by the end of the year.  The Bank also agreed to acquire the branches’ furniture, fixtures, and equipment, and expects to add approximately 19 new employees to staff the branches. The new branches are located in Brighton, Cambridge, and Brookline, Massachusetts. The average leased space is approximately 1300 square feet and the leases generally have initial terms of 10 years with one or more year option terms. The initial terms expire in 6-10 years. The Bank also transferred a former branch property into assets held for sale at a carrying value of $881,000.

Total stockholders’ equity was $680.0 million at September 30, 2021, compared to $705.5 million at June 30, 2021 and $694.1 million at September 30, 2020. During the third quarter, the Company announced and completed a share repurchase program adopted April 16, 2021, repurchasing 2,790,903 shares of the Company’s common stock at an average cost of $14.09 per share. The Company adopted a third share repurchase program on September 17, 2021 to repurchase up to 2,668,159 shares of the Company’s common stock, or approximately 5% of the Company’s outstanding shares. The Company has not repurchased any shares under the third share repurchase program as of September 30, 2021. The tangible common equity to tangible assets ratio was 13.50% at September 30, 2021, 13.91% at June 30, 2021, and 14.23% at September 30, 2020. At September 30, 2021, the Company and the Bank had strong capital positions and exceeded all regulatory capital requirements.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 27 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, and Maine, and is licensed to lend in six additional states.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in other documents we file with the Securities and Exchange Commission (“SEC”), in our annual reports to shareholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the negative impacts and disruptions of the COVID-19 pandemic and the measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in customer behavior; turbulence in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; increases in loan default and charge-off rates; decreases in the value of securities in the Company’s investment portfolio; fluctuations in real estate values; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior or adverse economic developments; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; competitive pressures from other financial institutions; acquisitions may not produce results at levels or within time frames originally anticipated; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics; changes in regulation; reputational risk relating to the Company’s participation in the Paycheck Protection Program and other pandemic-related legislative and regulatory initiatives and programs; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC, which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information, which consists of the tax equivalent basis for yields, the efficiency ratio, tangible common equity to tangible assets ratio and tangible book value per share is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-

GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

HarborOne Bancorp, Inc.

Consolidated Balance Sheet Trend

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2021	2021	2021	2020	2020

Assets

Cash and due from banks	$42,589	$41,328	$37,074	$31,777	$29,180
Short-term investments	277,050	374,319	281,451	174,093	108,338
Total cash and cash equivalents	319,639	415,647	318,525	205,870	137,518

Securities available for sale, at fair value	390,552	353,848	304,168	276,498	280,308
Federal Home Loan Bank stock, at cost	6,828	7,241	7,572	8,738	11,631
Asset held for sale	881	—	—	—	—
Loans held for sale, at fair value	77,052	103,886	210,494	208,612	190,373
Loans:
Commercial real estate	1,573,284	1,561,873	1,559,056	1,551,265	1,380,071
Commercial construction	152,685	107,585	112,187	99,331	211,953
Commercial and industrial	414,814	467,479	499,728	464,393	480,129
Total commercial loans	2,140,783	2,136,937	2,170,971	2,114,989	2,072,153
Residential real estate	1,160,689	1,096,370	1,062,229	1,105,823	1,130,935
Consumer	156,272	186,430	228,279	273,830	312,743
Loans	3,457,744	3,419,737	3,461,479	3,494,642	3,515,831
Less: Allowance for loan losses	(47,988)	(51,273)	(55,384)	(55,395)	(49,223)
Net loans	3,409,756	3,368,464	3,406,095	3,439,247	3,466,608
Mortgage servicing rights, at fair value	36,540	35,955	33,939	24,833	20,159
Goodwill	69,802	69,802	69,802	69,802	69,802
Other intangible assets	3,399	3,723	4,047	4,370	4,694
Other assets	252,645	257,856	251,316	245,645	247,226
Total assets	$4,567,094	$4,616,422	$4,605,958	$4,483,615	$4,428,319

Liabilities and Stockholders' Equity

Deposits:
Demand deposit accounts	$756,917	$800,118	$777,959	$689,672	$650,336
NOW accounts	300,577	250,099	224,869	218,584	202,020
Regular savings and club accounts	1,144,595	1,123,123	1,113,450	998,994	912,017
Money market deposit accounts	832,441	832,006	861,867	866,661	815,644
Term certificate accounts	659,850	682,594	696,438	732,298	785,871
Total deposits	3,694,380	3,687,940	3,674,583	3,506,209	3,365,888
Short-term borrowed funds	—	—	—	35,000	95,000
Long-term borrowed funds	55,720	87,479	97,488	114,097	141,106
Subordinated debt	34,128	34,096	34,064	34,033	34,002
Other liabilities and accrued expenses	102,834	101,436	101,750	97,962	98,220
Total liabilities	3,887,062	3,910,951	3,907,885	3,787,301	3,734,216

Common stock	585	585	585	584	584
Additional paid-in capital	468,526	467,194	465,832	464,176	463,531
Unearned compensation - ESOP	(29,921)	(30,380)	(30,840)	(31,299)	(31,759)
Retained earnings	315,683	305,831	294,116	277,312	261,304
Treasury stock	(73,723)	(38,588)	(31,460)	(16,644)	(1,333)
Accumulated other comprehensive income (loss)	(1,118)	829	(160)	2,185	1,776
Total stockholders' equity	680,032	705,471	698,073	696,314	694,103

Total liabilities and stockholders' equity	$4,567,094	$4,616,422	$4,605,958	$4,483,615	$4,428,319

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income - Trend

(Unaudited)

	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands, except share data)	2021	2021	2021	2020	2020

Interest and dividend income:
Interest and fees on loans	$33,680	$34,106	$33,860	$35,274	$34,496
Interest on loans held for sale	665	852	1,324	1,267	1,060
Interest on securities	1,293	793	585	1,064	1,317
Other interest and dividend income	170	136	78	115	175
Total interest and dividend income	35,808	35,887	35,847	37,720	37,048

Interest expense:
Interest on deposits	2,050	2,302	2,720	3,775	4,520
Interest on FHLB borrowings	431	531	552	671	835
Interest on subordinated debentures	524	524	523	524	524
Total interest expense	3,005	3,357	3,795	4,970	5,879

Net interest and dividend income	32,803	32,530	32,052	32,750	31,169

Provision (credit) for loan losses	(1,627)	(4,286)	91	7,608	13,454

Net interest and dividend income, after provision for loan losses	34,430	36,816	31,961	25,142	17,715

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	12,756	14,262	24,802	28,274	34,055
Changes in mortgage servicing rights fair value	(992)	(2,552)	3,409	(1,041)	(193)
Other	3,882	4,075	4,515	4,522	4,259
Total mortgage banking income	15,646	15,785	32,726	31,755	38,121

Deposit account fees	4,658	4,546	3,852	3,667	3,451
Income on retirement plan annuities	108	106	104	106	104
Gain on sale and call of securities, net	241	—	—	—	—
Bank-owned life insurance income	515	508	493	550	560
Other income	842	758	634	949	2,203
Total noninterest income	22,010	21,703	37,809	37,027	44,439

Noninterest expenses:
Compensation and benefits	24,760	25,146	27,454	27,122	29,839
Occupancy and equipment	4,765	4,702	5,256	4,545	4,581
Data processing	2,205	2,362	2,343	2,235	2,119
Loan expense	1,323	1,250	2,435	2,689	3,167
Marketing	880	831	813	640	817
Professional fees	1,362	1,487	1,583	1,252	1,458
Deposit insurance	341	332	320	320	310
Prepayment penalties on Federal Home Loan Bank advances	1,095	—	—	—	—
Other expenses	2,543	2,488	2,598	2,483	3,409
Total noninterest expenses	39,274	38,598	42,802	41,286	45,700

Income before income taxes	17,166	19,921	26,968	20,883	16,454

Income tax provision	4,907	5,645	7,576	3,283	4,561

Net income	$12,259	$14,276	$19,392	$17,600	$11,893

Earnings per common share:
Basic	$0.25	$0.28	$0.37	$0.33	$0.22
Diluted	$0.24	$0.27	$0.37	$0.33	$0.22
Weighted average shares outstanding:
Basic	49,801,123	51,778,293	52,537,409	53,947,868	54,465,339
Diluted	50,663,415	52,650,071	53,000,830	53,973,737	54,465,339

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income

(Unaudited)

	For the Nine Months Ended September 30,
(dollars in thousands, except share data)	2021	2020	$ Change	% Change

Interest and dividend income:
Interest and fees on loans	$101,646	$102,491	$(845)	(0.8)%
Interest on loans held for sale	2,841	2,625	216	8.2
Interest on securities	2,671	4,549	(1,878)	(41.3)
Other interest and dividend income	384	1,173	(789)	(67.3)
Total interest and dividend income	107,542	110,838	(3,296)	(3.0)

Interest expense:
Interest on deposits	7,072	19,018	(11,946)	(62.8)
Interest on FHLB borrowings	1,514	2,933	(1,419)	(48.4)
Interest on subordinated debentures	1,571	1,571	—	0.0
Total interest expense	10,157	23,522	(13,365)	(56.8)

Net interest and dividend income	97,385	87,316	10,069	11.5

Provision (credit) for loan losses	(5,822)	27,207	(33,029)	(121.4)

Net interest and dividend income, after provision for loan losses	103,207	60,109	43,098	71.7

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	51,820	77,195	(25,375)	(32.9)
Changes in mortgage servicing rights fair value	(135)	(5,691)	5,556	97.6
Other	12,472	10,962	1,510	13.8
Total mortgage banking income	64,157	82,466	(18,309)	(22.2)

Deposit account fees	13,056	10,351	2,705	26.1
Income on retirement plan annuities	318	308	10	3.2
Gain on sale and call of securities, net	241	2,533	(2,292)	(90.5)
Bank-owned life insurance income	1,516	1,665	(149)	(8.9)
Other income	2,234	4,642	(2,408)	(51.9)
Total noninterest income	81,522	101,965	(20,443)	(20.0)

Noninterest expenses:
Compensation and benefits	77,360	78,493	(1,133)	(1.4)
Occupancy and equipment	14,723	13,296	1,427	10.7
Data processing	6,910	6,576	334	5.1
Loan expense	5,008	7,433	(2,425)	(32.6)
Marketing	2,524	2,750	(226)	(8.2)
Professional fees	4,432	4,204	228	5.4
Deposit insurance	993	860	133	15.5
Prepayment penalties on Federal Home Loan Bank advances	1,095	—	1,095	100.0
Other expenses	7,629	11,336	(3,707)	(32.7)
Total noninterest expenses	120,674	124,948	(4,274)	(3.4)

Income before income taxes	64,055	37,126	26,929	72.5

Income tax provision	18,128	9,934	8,194	82.5

Net income	$45,927	$27,192	$18,735	68.9%

Earnings per common share:
Basic	$0.89	$0.50
Diluted	$0.88	$0.50
Weighted average shares outstanding:
Basic	51,362,252	54,436,090
Diluted	52,094,749	54,436,090

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Quarters Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)

	(dollars in thousands)

Interest-earning assets:
Investment securities (1)	$358,927	$1,293	1.43%	$325,205	$793	0.98%	$269,477	$1,319	1.95%
Other interest-earning assets	372,892	170	0.18	397,979	136	0.14	121,384	175	0.57
Loans held for sale	84,399	665	3.13	115,240	852	2.97	139,418	1,060	3.02
Loans
Commercial loans (2)	2,121,432	22,394	4.19	2,152,105	22,079	4.11	2,017,492	19,066	3.76
Residential real estate loans (2)	1,121,898	9,352	3.31	1,064,481	9,747	3.67	1,135,947	11,833	4.14
Consumer loans (2)	170,366	1,934	4.50	205,856	2,280	4.44	333,623	3,597	4.29
Total loans	3,413,696	33,680	3.91	3,422,442	34,106	4.00	3,487,062	34,496	3.94
Total interest-earning assets	4,229,914	35,808	3.36	4,260,866	35,887	3.38	4,017,341	37,050	3.67
Noninterest-earning assets	347,060			339,438			333,444
Total assets	$4,576,974			$4,600,304			$4,350,785
Interest-bearing liabilities:
Savings accounts	$1,136,131	365	0.13	$1,118,494	461	0.17	$897,751	589	0.26
NOW accounts	283,725	45	0.06	231,075	41	0.07	199,982	39	0.08
Money market accounts	832,340	392	0.19	853,586	417	0.20	825,732	745	0.36
Certificates of deposit	570,570	1,087	0.76	589,964	1,229	0.84	684,002	2,895	1.68
Brokered deposits	100,000	161	0.64	100,000	154	0.62	139,887	252	0.72
Total interest-bearing deposits	2,922,766	2,050	0.28	2,893,119	2,302	0.32	2,747,354	4,520	0.65
FHLB advances	84,438	431	2.03	96,823	531	2.20	149,750	835	2.22
Subordinated debentures	34,111	524	6.09	34,080	524	6.17	33,983	524	6.13
Total borrowings	118,549	955	3.20	130,903	1,055	3.23	183,733	1,359	2.94
Total interest-bearing liabilities	3,041,315	3,005	0.39	3,024,022	3,357	0.45	2,931,087	5,879	0.80
Noninterest-bearing liabilities:
Noninterest-bearing deposits	756,927			784,521			641,353
Other noninterest-bearing liabilities	90,366			88,577			89,319
Total liabilities	3,888,608			3,897,120			3,661,759
Total stockholders' equity	688,366			703,184			689,026
Total liabilities and stockholders' equity	$4,576,974			$4,600,304			$4,350,785
Tax equivalent net interest income		32,803			32,530			31,171
Tax equivalent interest rate spread (3)			2.97%			2.93%			2.87%
Less: tax equivalent adjustment		—			—			2
Net interest income as reported		$32,803			$32,530			$31,169
Net interest-earning assets (4)	$1,188,599			$1,236,844			$1,086,254
Net interest margin (5)			3.08%			3.06%			3.09%
Tax equivalent effect			—			—			—
Net interest margin on a fully tax equivalent basis			3.08%			3.06%			3.09%
Average interest-earning assets to average interest-bearing liabilities	139.08%			140.90%			137.06%

Supplemental information:
Total deposits, including demand deposits	$3,679,693	$2,050		$3,677,640	$2,302		$3,388,707	$4,520
Cost of total deposits			0.22%			0.25%			0.53%
Total funding liabilities, including demand deposits	$3,798,242	$3,005		$3,808,543	$3,357		$3,572,440	$5,879
Cost of total funding liabilities			0.31%			0.35%			0.65%

(1) Includes securities available for sale. Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 21% for the quarters presented. The yield on investments before tax equivalent adjustments for the quarter ended September 30, 2020 was 1.95%.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Tax equivalent interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Annualized.

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

	(dollars in thousands)

Interest-earning assets:
Investment securities (1)	$318,817	$2,671	1.12%	$261,740	$4,571	2.33%
Other interest-earning assets	317,837	384	0.16	176,745	1,173	0.89
Loans held for sale	130,622	2,841	2.91	106,790	2,625	3.28
Loans
Commercial loans (2)	2,144,726	65,253	4.07	1,846,462	55,385	4.01
Residential real estate loans (2)	1,090,361	29,439	3.61	1,120,065	35,188	4.20
Consumer loans (2)	209,443	6,954	4.44	373,809	11,918	4.26
Total loans	3,444,530	101,646	3.95	3,340,336	102,491	4.10
Total interest-earning assets	4,211,806	107,542	3.41	3,885,611	110,860	3.81
Noninterest-earning assets	338,980			327,385
Total assets	$4,550,786			$4,212,996
Interest-bearing liabilities:
Savings accounts	$1,104,765	1,363	0.16	$809,106	2,721	0.45
NOW accounts	242,623	123	0.07	182,146	103	0.08
Money market accounts	849,041	1,369	0.22	829,263	4,535	0.73
Certificates of deposit	589,404	3,760	0.85	736,355	10,724	1.95
Brokered deposits	100,000	457	0.61	99,739	935	1.25
Total interest-bearing deposits	2,885,833	7,072	0.33	2,656,609	19,018	0.96
FHLB advances	94,482	1,514	2.14	216,333	2,933	1.81
Subordinated debentures	34,080	1,571	6.16	33,951	1,571	6.18
Total borrowings	128,562	3,085	3.21	250,284	4,504	2.40
Total interest-bearing liabilities	3,014,395	10,157	0.45	2,906,893	23,522	1.08
Noninterest-bearing liabilities:
Noninterest-bearing deposits	749,426			549,233
Other noninterest-bearing liabilities	90,763			76,660
Total liabilities	3,854,584			3,532,786
Total stockholders' equity	696,202			680,210
Total liabilities and stockholders' equity	$4,550,786			$4,212,996
Tax equivalent net interest income		97,385			87,338
Tax equivalent interest rate spread (3)			2.96%			2.73%
Less: tax equivalent adjustment		—			22
Net interest income as reported		$97,385			$87,316
Net interest-earning assets (4)	$1,197,411			$978,718
Net interest margin (5)			3.09%			3.00%
Tax equivalent effect			—			—
Net interest margin on a fully tax equivalent basis			3.09%			3.00%
Average interest-earning assets to average interest-bearing liabilities	139.72%			133.67%

Supplemental information:
Total deposits, including demand deposits	$3,635,259	$7,072		$3,205,842	$19,018
Cost of total deposits			0.26%			0.79%
Total funding liabilities, including demand deposits	$3,763,821	$10,157		$3,456,126	$23,522
Cost of total funding liabilities			0.36%			0.91%

(1) Interest income from tax exempt securities is computed on a tax equivalent basis using a tax rate of 21%. The yield on investments before tax equivalent adjustments was 2.32% for the six months ended September 30, 2020.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Tax equivalent interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

HarborOne Bancorp, Inc.

Average Balances and Yield Trend

(Unaudited)

	Average Balances - Trend - Quarters Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

	(in thousands)

Interest-earning assets:
Investment securities (1)	$358,927	$325,205	$271,357	$271,511	$269,477
Other interest-earning assets	372,892	397,979	180,526	84,969	121,384
Loans held for sale	84,399	115,240	193,426	178,980	139,418
Loans
Commercial loans (2)	2,121,432	2,152,105	2,161,076	2,112,377	2,017,492
Residential real estate loans (2)	1,121,898	1,064,481	1,084,292	1,106,286	1,135,947
Consumer loans (2)	170,366	205,856	253,014	292,665	333,623
Total loans	3,413,696	3,422,442	3,498,382	3,511,328	3,487,062
Total interest-earning assets	4,229,914	4,260,866	4,143,691	4,046,788	4,017,341
Noninterest-earning assets	347,060	339,438	330,257	317,663	333,444
Total assets	$4,576,974	$4,600,304	$4,473,948	$4,364,451	$4,350,785
Interest-bearing liabilities:
Savings accounts	$1,136,131	$1,118,494	$1,058,820	$968,766	$897,751
NOW accounts	283,725	231,075	212,282	205,845	199,982
Money market accounts	832,340	853,586	861,518	840,674	825,732
Certificates of deposit	570,570	589,964	608,089	649,919	684,002
Brokered deposits	100,000	100,000	100,000	109,788	139,887
Total interest-bearing deposits	2,922,766	2,893,119	2,840,709	2,774,992	2,747,354
FHLB advances	84,438	96,823	102,383	119,763	149,750
Subordinated debentures	34,111	34,080	34,048	34,015	33,983
Total borrowings	118,549	130,903	136,431	153,778	183,733
Total interest-bearing liabilities	3,041,315	3,024,022	2,977,140	2,928,770	2,931,087
Noninterest-bearing liabilities:
Noninterest-bearing deposits	756,927	784,521	706,274	656,227	641,353
Other noninterest-bearing liabilities	90,366	88,577	93,380	84,387	89,319
Total liabilities	3,888,608	3,897,120	3,776,794	3,669,384	3,661,759
Total stockholders' equity	688,366	703,184	697,154	695,067	689,026
Total liabilities and stockholders' equity	$4,576,974	$4,600,304	$4,473,948	$4,364,451	$4,350,785

	Annualized Yield Trend - Quarters Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Interest-earning assets:
Investment securities (1)	1.43%	0.98%	0.87%	1.56%	1.95%
Other interest-earning assets	0.18%	0.14%	0.18%	0.54%	0.57%
Loans held for sale	3.13%	2.97%	2.78%	2.82%	3.02%
Commercial loans (2)	4.19%	4.11%	3.90%	3.92%	3.76%
Residential real estate loans (2)	3.31%	3.67%	3.87%	4.04%	4.14%
Consumer loans (2)	4.50%	4.44%	4.39%	4.36%	4.29%
Total loans	3.91%	4.00%	3.93%	4.00%	3.94%
Total interest-earning assets	3.36%	3.38%	3.51%	3.71%	3.67%

Interest-bearing liabilities:
Savings accounts	0.13%	0.17%	0.21%	0.26%	0.26%
NOW accounts	0.06%	0.07%	0.07%	0.08%	0.08%
Money market accounts	0.19%	0.20%	0.26%	0.34%	0.36%
Certificates of deposit	0.76%	0.84%	0.96%	1.35%	1.68%
Brokered deposits	0.64%	0.62%	0.58%	0.72%	0.72%
Total interest-bearing deposits	0.28%	0.32%	0.39%	0.54%	0.65%
FHLB advances	2.03%	2.20%	2.19%	2.23%	2.22%
Subordinated debentures	6.09%	6.17%	6.23%	6.13%	6.13%
Total borrowings	3.20%	3.23%	3.20%	3.09%	2.94%
Total interest-bearing liabilities	0.39%	0.45%	0.52%	0.68%	0.80%

(1) Includes securities available for sale and securities held to maturity.
(2) Includes nonaccruing loan balances and interest received on such loans.

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Performance Ratios (annualized):	2021	2021	2021	2020	2020
(dollars in thousands)

Return on average assets (ROAA)	1.07%	1.24%	1.73%	1.61%	1.09%

Return on average equity (ROAE)	7.12%	8.12%	11.13%	10.13%	6.90%

Total noninterest expense	$39,274	$38,598	$42,802	$41,286	$45,700
Less: Amortization of other intangible assets	324	324	324	324	447
Total adjusted noninterest expense	$38,950	$38,274	$42,478	$40,962	$45,253

Net interest and dividend income	$32,803	$32,530	$32,052	$32,750	$31,169
Total noninterest income	22,010	21,703	37,809	37,027	44,439
Total revenue	$54,813	$54,233	$69,861	$69,777	$75,608

Efficiency ratio (1)	71.06%	70.57%	60.80%	58.70%	59.85%

(1) This non-GAAP measure represents adjusted noninterest expense divided by total revenue

	At or for the Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality	2021	2021	2021	2020	2020
(dollars in thousands)

Total nonperforming assets	$36,514	$32,732	$32,886	$34,696	$40,925

Nonperforming assets to total assets	0.80%	0.71%	0.71%	0.77%	0.93%

Allowance for loan losses to total loans	1.39%	1.50%	1.60%	1.59%	1.40%

Net charge-offs	$1,658	$(175)	$102	$1,436	$338

Annualized net charge-offs/average loans	0.19%	(0.02)%	0.01%	0.16%	0.04%

Allowance for loan losses to nonperforming loans	131.50%	158.10%	171.20%	162.40%	122.86%

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
Capital and Share Related	2021	2021	2021	2020	2020
(dollars in thousands, except share data)

Common stock outstanding	53,232,110	55,735,623	56,228,762	57,205,458	58,342,464

Book value per share	$12.77	$12.66	$12.41	$12.17	$11.90

Tangible common equity:
Total stockholders' equity	$680,032	$705,471	$698,073	$696,314	$694,103
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets (1)	3,399	3,723	4,047	4,370	4,694
Tangible common equity	$606,831	$631,946	$624,224	$622,142	$619,607

Tangible book value per share (2)	$11.40	$11.34	$11.10	$10.88	$10.62

Tangible assets:
Total assets	$4,567,094	$4,616,422	$4,605,958	$4,483,615	$4,428,319
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets	3,399	3,723	4,047	4,370	4,694
Tangible assets	$4,493,893	$4,542,897	$4,532,109	$4,409,443	$4,353,823

Tangible common equity / tangible assets (3)	13.50%	13.91%	13.77%	14.11%	14.23%

(1) Other intangible assets are core deposit intangibles.
(2) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets divided by common stock outstanding.
(3) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets to total assets less goodwill and intangible assets.

HarborOne Bancorp, Inc.

Segments Statements of Net Income

(Unaudited)

	HarborOne Mortgage			HarborOne Bank
	For the Quarter Ended			For the Quarter Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2021	2021	2020	2021	2021	2020

	(in thousands)

Net interest and dividend income	$792	$855	$1,000	$32,494	$32,134	$30,599
Provision for loan losses	—	—	—	(1,627)	(4,286)	13,454
Net interest and dividend income, after provision for loan losses	792	855	1,000	34,121	36,420	17,145
Mortgage banking income:
Gain on sale of mortgage loans	12,756	14,262	34,055	—	—	—
Intersegment gain (loss)	2,366	910	645	(1,373)	(910)	(645)
Changes in mortgage servicing rights fair value	(918)	(2,133)	161	(74)	(419)	(354)
Other	3,619	3,799	3,924	263	276	334
Total mortgage banking income (loss)	17,823	16,838	38,785	(1,184)	(1,053)	(665)
Other noninterest income (loss)	25	20	(8)	6,339	5,898	6,326
Total noninterest income	17,848	16,858	38,777	5,155	4,845	5,661
Noninterest expense	12,387	14,101	19,133	26,570	24,128	26,300
Income before income taxes	6,253	3,612	20,644	12,706	17,137	(3,494)
Provision for income taxes	1,559	1,013	4,550	3,575	4,863	571
Net income	$4,694	$2,599	$16,094	$9,131	$12,274	$(4,065)

	HarborOne Mortgage		HarborOne Bank
	For the Nine Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

	(in thousands)

Net interest and dividend income	$2,897	$2,020	$95,876	$86,248
Provision for loan losses	—	—	(5,822)	27,207
Net interest and dividend income, after provision for loan losses	2,897	2,020	101,698	59,041
Mortgage banking income:
Gain on sale of mortgage loans	51,820	77,195	—	—
Intersegment gain (loss)	3,938	2,444	(2,945)	(2,444)
Changes in mortgage servicing rights fair value	72	(3,677)	(207)	(2,014)
Other	11,633	9,619	839	1,031
Total mortgage banking income (loss)	67,463	85,581	(2,313)	(3,427)
Other noninterest income (loss)	37	(141)	17,328	19,640
Total noninterest income	67,500	85,440	15,015	16,213
Noninterest expense	44,545	47,923	75,161	75,806
Income before income taxes	25,852	39,537	41,552	(552)
Provision (benefit) for income taxes	6,905	8,667	11,873	2,199
Net income	$18,947	$30,870	$29,679	$(2,751)

HarborOne Bancorp, Inc.

COVID Loans at Risk as of September 30, 2021

(Unaudited)

	At Risk Sectors
								Percent
						Total		at risk
						at risk	Total	sector
	Retail	Office Space	Hotels	Restaurants	Recreation	sectors	loans	to total

	(dollars in thousands)

Commercial real estate	$219,299	$199,329	$182,622	$14,498	$14,630	$630,378	$1,573,284	40.1%
Commercial and industrial	28,858	14,009	2,022	27,073	3,835	75,797	414,814	18.3
Commercial construction	18,605	854	9,040	16,284	—	44,783	152,685	29.3
Total	$266,762	$214,192	$193,684	$57,855	$18,465	$750,958	$2,140,783	35.1%

Outstanding principal, active commercial deferrals	$—	$—	$7,740	$—	$—	$7,740	$2,140,783	0.4%
Outstanding principal, expired and delinquent commercial deferrals	$—	$515	$242	$—	$—	$757	$2,140,783	0.0%
PPP loans, net of fees	$—	$—	$31	$313	$3	$347	$52,143	0.7%
Nonaccrual loans	$387	$8,843	$9,061	$30	$—	$18,321	$36,486	50.2%

										% Active
										deferrals to
	Deferrals		Deferrals						Total	total
	expired &		expired &		Active		Total		outstanding	outstanding
(dollars in thousands)	paying		delinquent		deferrals		deferrals		loans	loans
	#	$	#	$	#	$	#	$

Commercial real estate	61	$222,393	1	$515	2	$7,740	64	$230,648	$1,573,284	0.5%
Commercial and industrial	83	37,944	2	261	—	—	85	38,205	414,814	—
Commercial construction	—	—	—	—	—	—	—	—	152,685	—
Total commercial loans	144	$260,337	3	$776	2	$7,740	149	$268,853	$2,140,783	0.4%

1-4 Family	125	$34,721	3	$452	1	$177	129	$35,350	$993,726	0.0%
Home Equity	12	772	4	184	—	—	16	956	135,146	—
Residential construction	—	—	—	—	—	—	—	—	31,817	—
Total residential real estate	137	$35,493	7	$636	1	$177	145	$36,306	$1,160,689	0.0%

Consumer	311	$7,068	6	$112	—	$—	317	$7,180	$156,272	—

Total loans	592	$302,898	16	$1,524	3	$7,917	611	$312,339	$3,457,744	0.2%

HarborOne Bancorp, Inc.

COVID Loans at Risk as of September 30, 2021

(Unaudited)

	Active deferrals expiring by quarter
(dollars in thousands)	12/31/2021	3/31/2022	6/30/2022	9/30/2022	Total

Commercial real estate	$7,740	$—	$—	$—	$7,740
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Total commercial loans	$7,740	$—	$—	$—	$7,740

1-4 Family	$177	$—	$—	$—	$177
Home equity	—	—	—	—	—
Residential construction	—	—	—	—	—
Total residential real estate	$177	$—	$—	$—	$177

Consumer	$—	$—	$—	$—	$—

Total loans	$7,917	$—	$—	$—	$7,917